Exhibit 5.1
OPINION OF MATTHEW RICCIARDI, ESQ.
November 5, 2009
MetLife, Inc.
200 Park Avenue
New York, New York 10166-0188
Ladies and Gentlemen:
     I am Chief Counsel-Public Company & Corporate Law of Metropolitan Life Insurance Company, an affiliate of MetLife, Inc., a Delaware corporation (the “Company”). I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), relating to the MetLife Bank Non-Management Director Deferred Compensation Plan (the “Plan”).
     I or other in-house attorneys for the Company over whom I exercise general supervisory authority have reviewed such documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.
     Based upon and subject to the limitations, assumptions, qualifications and exceptions set forth herein, I am of the opinion that, when issued in accordance with the terms of the Plan, the deferred compensation obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.
     I am a member of the bar of the State of New York and I do not express an opinion herein concerning any laws other than the laws of the United States of America and the General Corporation Law of the State of Delaware.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Matthew Ricciardi
Name: Matthew Ricciardi
Title: Chief Counsel-Public Company & Corporate Law